EXHIBIT 2.1

                          PLAN AND AGREEMENT OF MERGER

                                     BETWEEN

                          COSTCO WHOLESALE CORPORATION

                                       AND

                             COSTCO COMPANIES, INC.

     This Plan and Agreement of Merger (this "Agreement") is entered into this 27th day of August, 1999, by and between Costco Wholesale Corporation, a Washington corporation (the "Surviving Corporation"), and Costco Companies, Inc., a Delaware corporation ("CCI"). The Surviving Corporation and CCI are sometimes referred to jointly as the "Constituent Corporations."

                                    RECITALS

     A. Each of the Constituent Corporations are corporations organized and existing under the laws of the respective states as indicated in the first paragraph of this Agreement.

     B. The shareholders and directors of each of the Constituent Corporations have deemed it advisable for the mutual benefit of the Constituent Corporations and their respective shareholders that CCI be merged into the Surviving Corporation pursuant to the provisions of the Washington Business Corporation Act, Title 23B of the Revised Code of Washington and the Delaware General Corporation Law (the "Merger").

     C.  It  is  intended   that  the  Merger   shall   qualify  as  a  tax-free
reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in accordance with the laws of the states of Washington and Delaware, the Constituent Corporations agree that, subject to the following terms and conditions, (i) CCI shall be merged into the Surviving Corporation,
(ii) the Surviving Corporation shall continue to be governed by the laws of the state of Washington, and

(iii) the terms of the Merger, and the mode of carrying them into effect, shall be as follows:

                                    ARTICLE I
                        ARTICLES OF SURVIVING CORPORATION

     The Articles of Incorporation of CWC as in effect immediately prior to the Effective Time of the Merger shall constitute the "Articles" of the Surviving Corporation within the meaning of Section 23B.01.400(1) of the Washington Business Corporation Act and Section 104 of the Delaware General Corporation Law.

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                                   ARTICLE II
                  APPOINTMENT OF AGENT FOR SERVICE OF PROCESS

     Pursuant to Section 252(d) of the Delaware General Corporation Law, the Surviving Corporation irrevocably appoints the Secretary of State of Delaware to accept service of process in any proceeding to enforce against the Surviving Corporation any obligation of CCI's as well as for enforcement of any obligation of the Surviving Corporation arising from the merger. The Delaware Secretary of State shall mail a copy of such process to Costco Wholesale Corporation, Attn:
Legal Department, 999 Lake Drive, Issaquah, WA 98027.

                                  ARTICLE III
                              CONVERSION OF SHARES

     CCI Shares. At the Effective Time of the Merger each outstanding share of the common stock of CCI shall automatically convert to one share of common stock of Costco Wholesale Corporation. It will not be necessary for shareholders of CCI to exchange their existing stock certificates for stock certificates of the Surviving Corporation.

     Surviving Corporation Shares. At the Effective Time of the Merger each outstanding share of the common stock of the Surviving Corporation held by CCI immediately prior to the Effective Time shall be automatically canceled and returned to the status of authorized but unissued shares.

                                   ARTICLE IV
                                     BYLAWS

     The Bylaws of the Surviving Corporation shall be the governing Bylaws.

                                   ARTICLE V
                             DIRECTORS AND OFFICERS

     The directors and officers of CCI shall be the directors and officers of the Surviving Corporation.

                                   ARTICLE VI
                              EFFECT OF THE MERGER

     The effect of the Merger shall be as provided by the applicable provisions of the laws of Washington and Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger: the separate existence of CCI shall cease; the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges,

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immunities,  powers,  franchises, and authority of a public as well as a private nature, of all of the Constituent Corporations, all obligations belonging to or due any of the Constituent Corporations shall be vested in and become the obligations of, the Surviving Corporation without further act or deed; title to any real estate or any interest therein vested in any of the Constituent Corporations shall be vested in and become the obligations of the Surviving Corporation without further act or deed; title to any real estate or any interest therein shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired; and the Surviving Corporation shall be liable for all the obligations of the Constituent Corporations and any claim existing, or action or proceeding pending, by or against any of the Constituent Corporations may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

     If at any time after the Effective Time of the Merger the Surviving Corporation shall consider it to be advisable that any further conveyances, agreements, documents, instruments, and assurances of law or any other things are necessary or desirable to vest, perfect, confirm, or record in the Surviving Corporation the title to any property, rights, privileges, powers, and franchises of the Constituent Corporations or otherwise to carry out the provisions of this Agreement, the proper directors and officers of the Constituent Corporations last in office shall execute and deliver, upon the Surviving Corporation's request, any and all proper conveyances, agreements, documents, instruments, and assurances of law, and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers, and title to such property, rights, privileges, powers, and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

                                  ARTICLE VII
                          EFFECTIVE TIME OF THE MERGER

     As used in this Agreement, the "Effective Time of the Merger" shall mean the time at which executed counterparts of this Agreement or conformed copies thereof, together with duly executed Certificates or Articles of Merger have been duly filed by the Constituent Corporations in the office of the Washington Secretary of State pursuant to Section 23B.1 1.050 of the Washington Business Corporation Act and the Office of the Delaware Secretary of State pursuant to
Section 252 of the Delaware General Corporation Law, or at such time thereafter as is provided in such Certificate or Articles of Merger.

                                  ARTICLE VIII
                                  TERMINATION

     This Agreement may be terminated and the Merger abandoned by mutual consent of the directors of the Constituent Corporations at any time prior to the Effective Time of the Merger.

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                                   ARTICLE IX
                          NO THIRD PARTY BENEFICIARIES

     Except as otherwise specifically provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, or corporation, other than the Constituent Corporations and their respective shareholders, any rights or remedies under or by reason of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan and Agreement of Merger to be executed as of the date first above written.

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                              COSTCO WHOLESALE CORPORATION ("CWC"),
                               a Washington corporation



                              By /s/ James D. Sinegal
                                James D. Sinegal, President


ATTEST:



By  /s/ Richard J. Olin
    Richard J. Olin, Assistant Secretary

                              COSTCO WHOLESALE CORPORATION ("CWC"),
                               a Delaware corporation



                              By /s/ James D. Sinegal
                                 James D. Sinegal, President and CEO

ATTEST:



By /s/ Richard J. Olin
   Richard J. Olin, Assistant Secretary